Exhibit 10.1

Compensation for Edward Cohen

$12,500 annual fee

$500 per meeting attended (in person or telephonically)

$2,000 additional annual fee if serves as Chairman of Audit Committee

Either: 3,000 5-year options at fair market value as determined by Board, all vesting after one year, or

        4,000 shares of restricted stock, all vesting after one year

        (subject in each case to the approval by the Board and stockholders of a plan providing for the issuance of stock options and restricted stock to directors)


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